EXHIBIT 5.1

September 11, 2002

The Board of Directors
NTELOS Inc.
401 Spring Lane, Suite 300
P.O. Box 1990
Waynesboro, Virginia 22980

NTELOS Inc.
Registration Statement on Form S-8

Gentlemen:

We are acting as counsel for NTELOS Inc. (the “Company”) in connection with its Registration Statement on Form S-8, as filed with the Securities and Exchange Commission, with respect to 65,744 shares of the Company’s common stock, no par value per share, and associated rights to purchase Series A Junior Participating Preferred Stock, to be issued by the Company (the “Shares”) pursuant to the Company’s Employee Stock Purchase Plan (the “Plan”). In connection with the filing of the Registration Statement, you have requested our opinion concerning certain corporate matters.

In rendering this opinion, we have relied upon, among other things, our examination of such records of the Company and certificates of its officers and of public officials as we have deemed necessary.

Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

1.  The Company has been duly incorporated and is validly existing and in good standing under the laws of the Commonwealth of Virginia.

2.  The Shares have been duly authorized and, when such shares have been issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Form S-8. In giving this consent, we do not admit that we are within the category of persons whose consent is required by section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/    Hunton & Williams
HUNTON & WILLIAMS